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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                          Hanger Orthopedic Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    41043F208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 24, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 14 Pages
                         Exhibit Index Found on Page 13

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Partners II LP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   298,812
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    298,812
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            298,812
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 2 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Overseas Fund
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   761,750
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    761,750
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            761,750
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 3 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf High Yield Master Fund
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   431,539
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    431,539
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            431,539
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 4 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Advisors LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   298,812
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    298,812
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            298,812
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 5 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Management LP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   1,492,101
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    1,492,101
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,492,101
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 6 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf GP LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   1,492,101
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    1,492,101
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,492,101
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 7 of 14 Pages

                                       13G

===================
CUSIP No. 41043F208
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jonathan Savitz
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 1,492,101 Shares, which is 6.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES              6
     BENEFICIALLY                   1,492,101
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH               7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                            8
                                    1,492,101
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,492,101
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                               Page 8 of 14 Pages

Item 1.  Issuer
         ------

         (a)      Name of Issuer
                  --------------

                  Hanger Orthopedic Group, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices
                  -----------------------------------------------

                  Two Bethesda Metro Center, Suite 1200, Bethesda, MD 20814

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 41043F208.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

                  (i) Greywolf Capital Partners II LP, a Delaware limited partnership ("Greywolf Capital II"), with respect to the Shares held by it;

                  (ii) Greywolf Capital Overseas Fund, a Cayman Islands exempted company ("Greywolf Overseas"), with respect to the Shares held by it;

                  (iii)    Greywolf  High Yield Master  Fund,  a Cayman  Islands
                           exempted  company   ("Greywolf  High  Yield"),   with
                           respect to the Shares held by it;

                  (iv) Greywolf Advisors LLC, a Delaware limited liability company and the general partner of Greywolf Capital II (the "General Partner"), with respect to the Shares held by Greywolf Capital II;

                  (v) Greywolf Capital Management LP, a Delaware limited partnership and the investment manager of Greywolf Capital II, Greywolf Overseas and Greywolf High Yield (the "Investment Manager"), with respect to the Shares held by Greywolf Capital II, Greywolf Overseas and Greywolf High Yield;

                  (vi) Greywolf GP LLC, a Delaware limited liability company and the general partner of the Investment Manager (the "Investment Manager General Partner"), with respect to the Shares held by Greywolf Capital II, Greywolf Overseas and Greywolf High Yield; and



                               Page 9 of 14 Pages

                  (vii) Jonathan Savitz, a United States citizen and the senior managing member of the General Partner and the sole managing member of the Investment Manager General Partner ("Savitz"), with respect to the Shares held by each of Greywolf Capital II, Greywolf Overseas and Greywolf High Yield.

         Greywolf Capital II, Greywolf Overseas and Greywolf High Yield are together referred to herein as the "Greywolf Funds."

         The citizenship of each of the Reporting Persons is set forth above. The address of the principal business office of (i) all of the Reporting Persons other than Greywolf Overseas and Greywolf High Yield is 4 Manhattanville Road, Suite 201, Purchase, NY 10577 and (ii) Greywolf Overseas and Greywolf High Yield is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

Item 3.  If This  Statement Is Filed  Pursuant To Sections  240.13d-1(b),  Or
         --------------------------------------------------------------------
         13d-2(b) Or (c), Check Whether The Person Filing Is An Entity Specified
         -----------------------------------------------------------------------
         In (a) - (j):
         -------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for Greywolf Capital II are owned directly by Greywolf Capital II, those reported by Greywolf Overseas are owned directly by Greywolf Overseas and those reported by Greywolf High Yield are owned directly by Greywolf High Yield. The General Partner, as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II. The Investment Manager, as investment manager of the Greywolf Funds, may be deemed to be the beneficial owner of all such Shares owned by the Greywolf Funds. The Investment Manager General Partner, as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such Shares owned by the Greywolf Funds. Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such Shares owned by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.





                              Page 10 of 14 Pages

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired
         -------------------------------------------------------------------
         The Security Being Reported On By The Parent Holding Company
         ------------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 11 of 14 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2007


                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF ADVISORS LLC,
                      On its own behalf
                      And as the General Partner of
                      GREYWOLF CAPITAL PARTNERS II LP
                      By Jonathan Savitz, Senior Managing Member


                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF GP LLC
                      By Jonathan Savitz,
                      Managing Member


                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF CAPITAL MANAGEMENT LP,
                      On its own behalf
                      And as investment manager to
                      GREYWOLF CAPITAL OVERSEAS FUND and
                      GREYWOLF HIGH YIELD MASTER FUND
                      By Jonathan Savitz,
                      Managing Member


                      /s/ Jonathan Savitz
                      -------------------------------------
                      Jonathan Savitz




                              Page 12 of 14 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)
















                              Page 13 of 14 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 5, 2007

                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF ADVISORS LLC,
                      On its own behalf
                      And as the General Partner of
                      GREYWOLF CAPITAL PARTNERS II LP
                      By Jonathan Savitz, Senior Managing Member


                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF GP LLC
                      By Jonathan Savitz,
                      Managing Member


                      /s/ Jonathan Savitz
                      ----------------------------------------
                      GREYWOLF CAPITAL MANAGEMENT LP,
                      On its own behalf
                      And as investment manager to
                      GREYWOLF CAPITAL OVERSEAS FUND and
                      GREYWOLF HIGH YIELD MASTER FUND
                      By Jonathan Savitz,
                      Managing Member


                      /s/ Jonathan Savitz
                      -------------------------------------
                      Jonathan Savitz





                              Page 14 of 14 Pages